Exhibit 10.1

April 28, 2023

PERSONAL AND CONFIDENTIAL

Osvaldo Flores, PhD

Re:          Separation Agreement

Dear Lalo:

This letter serves as written notice pursuant to Section 8 of the Executive Employment Agreement between you and Century Therapeutics, Inc. (the “Company”) dated May 26, 2021 (the “Employment Agreement”), that your employment with the Company will end, effective April 12, 2023 (the “Separation Date”). Pursuant to Section 8(b) of the Employment Agreement, you hereby resign from any and all officer, director and other positions you hold with the Company and its affiliates, effective as of the Separation Date. This letter also proposes a separation agreement, which contains the Release referenced in Section 9(a) of the Employment Agreement.

Regardless of whether you enter into the separation agreement, the Company will:

●	pay you salary accrued to you through your last day of employment with the Company;

●	provide you with information on how to continue your healthcare coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); and

●	reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

Also, regardless of whether you enter into this Agreement, you will remain subject to the terms of the Proprietary Information and Assignment Agreement and any other obligations under any confidentiality, assignment of inventions, and restrictive covenant agreements that you entered into with the Company (collectively, the “Restrictive Covenant Agreements”).

Finally, you were previously granted shares of the Company’s Common Stock, Restricted Stock Awards, and Options to purchase shares of the Company’s common stock (collectively, the “Equity Awards”). A true and accurate list of all outstanding Equity Awards granted to you, including the number of shares subject to the Equity Awards that are vested and unvested as of the Separation Date, is attached hereto as Schedule A. Any Equity Awards granted to you will continue to be subject to the terms and conditions of the applicable grant agreement (each, an “Award Agreement”) and any applicable equity incentive plan (as it may be amended from time to time, an “Equity Plan”) (each Equity Plan and Award Agreement, collectively the “Equity Documents”). Unless otherwise set forth in the Agreement (and unless you enter into and do not revoke the Agreement), all vesting of any Equity Awards will cease as of the Separation Date. You hereby acknowledge and agree that, other than any fully-vested outstanding shares you hold, the equity set forth in Schedule A is your only equity interest in the Company, under the Equity Documents or otherwise.

Agreement

The remainder of this letter proposes a separation agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits outlined in the Employment Agreement.

1.            Separation Date

Your last day of employment with the Company will be the Separation Date and you hereby resign from any and all other positions that you hold with the Company and any of its affiliates as an officer, director or otherwise, effective as of the Separation Date. You acknowledge that, as of the Company’s most recent payroll, you have been paid all wages due and owing to you.

2.            Payments and Benefits

Provided that you sign this Agreement, do not revoke it, and comply with its terms, the Company will provide you with the following payments and benefits:

a.	The Company shall make monthly severance payments equal to one-twelfth of your base salary for a period equal to twelve (12) months (the “Severance Period”), which shall be less applicable taxes and withholdings, and paid in accordance with the Company’s normal payroll practices, commencing on the first payroll following the Effective Date (defined below) of this Agreement, provided that the initial payment will include any payments that would have otherwise been paid since the Separation Date.

b.	If you validly elect to receive continuation coverage under the Company’s group health plan (if any) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you the applicable premium otherwise payable for COBRA continuation coverage for yourself and your eligible dependents for the Severance Period, to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage.

c.	You were previously granted 526,838 shares of the Company’s Common Stock, of which 80,100 shares are unvested as of the Separation Date (the “Unvested Common Stock”). The 80,100 shares of Unvested Common Stock currently held by you shall become fully vested as of the end of the Advisory Period (defined below).

d.	Notwithstanding anything to the contrary in the Equity Documents, subject to Board approval, the Company will extend the period of time in which you may exercise any vested Options to purchase shares of the Company’s common stock until the earlier of (i) the third year anniversary of the Separation Date; and (ii) the original expiration date for the applicable Options, subject to any earlier termination as may be required pursuant to the Equity Documents. You acknowledge that such extension of the post-termination exercise period for the vested Options described herein will cause the Options, if they were intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to be taxable as a nonqualified stock options under U.S. Federal tax laws.

e.	You hereby agree to provide advisory services to the Company as reasonably requested by the Company for six (6) months following the Separation Date (the “Advisory Period”). To the extent you provide such advisory services, then notwithstanding anything to the contrary in the Equity Documents, your unvested Equity Awards will continue to vest for so long as you remain in a continuing service relationship with the Company.

3.            Cooperation

Pursuant to Section 8(d) of the Employment Agreement, following the Separation Date, in exchange for the payments and benefits hereunder, you agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company will reimburse you for reasonable expenses incurred in performing the Cooperation Services.

4.            Restrictive Covenants

You acknowledge that your obligations under the Restrictive Covenant Agreements, the terms of which are incorporated herein by reference, shall continue in full force and effect and you hereby reaffirm such obligations.

5.            Release of Claims

In consideration for, among other terms, the payments and benefits herein, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its parent and affiliated and related entities, its predecessors, successors and assigns and those of each of the foregoing, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

●	relating to your employment by and termination of employment with the Company;

●	of wrongful discharge or violation of public policy;

●	of breach of contract;

●	of defamation or other torts;

●	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, the Pennsylvania Public Employee Relations Act, and the Philadelphia Fair Practices Ordinance);

●	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Fair Labor Standards Act);

●	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

●	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect: (i) your vested rights under the Company’s benefit plans, subject to the terms and conditions of such plans; (ii) any claims for indemnification in your role as an officer and director of the Company; (iii) any vested equity interests you hold in the Company; or (iv) your rights under this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.            Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action). In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenant Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.            Mutual Non-Disparagement.

Subject to Section 6 of this Agreement, you agree not to make any disparaging statements, whether orally or in writing, on social media or otherwise, concerning the Company or its parents, affiliates, subsidiaries or their respective businesses, or current or former, officers, directors, shareholders, employees, investors, or agents. The Company agrees to instruct its officers and directors not to make any disparaging statements concerning you.

8.            Return of Property.

You agree to immediately return, delete or destroy all Company documents, records, files, data, computer files, software, all copies of the foregoing (in any form or format, whether hard-copy, electronic, digital or otherwise), and return all computers, smartphones, personal data assistants (PDAs) and similar devices, equipment, keys, access cards, credit cards and other physical property to the Company.

9.            409A

The payments and benefits described herein are intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the parties intend that this Agreement will be administered and interpreted consistent with that intention. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). Notwithstanding the foregoing, the Company makes no guarantee with respect to the tax or other treatment of payments or benefits under this Agreement and shall not be responsible in any event with regard to this Agreement’s compliance with, or exemption from, Section 409A of the Code.

10.            Other Provisions

(a)            Termination of Payments. If you breach any of your obligations under this Agreement or the Restrictive Covenant Agreements, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right not to pay the payments or provide benefits otherwise due to you under this Agreement. The Company’s exercise of such right will not affect your continuing obligations under this Agreement or the Restrictive Covenant Agreements.

(b)            Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)            Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)            Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)            Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(f)            Entire Agreement. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Restrictive Covenant Agreement and any other obligations specifically preserved in this Agreement.

(g)            Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the Board at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the Board, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(h)            Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to the Board, the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

Century Therapeutics, Inc.

/s/ Carlo Rizzuto, Ph.D.	May 2, 2023
By: Carlo Rizzuto	Date

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Osvaldo Flores, Ph.D.	May 5, 2023
Osvaldo Flores, Ph.D.	Date